Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN THIRD QUARTER EARNINGS

Aiken, South Carolina (January 30, 2012) - Security Federal Corporation (“Company”) (OTCBB:SFDL.OB), the holding company of Security Federal Bank (“Bank”), today announced earnings for the third quarter of its fiscal year ending March 31, 2012.  The Company reported net income available to common shareholders of $376,000 or $0.13 per common share (basic) for the three months ended December 31, 2011, an increase of $32,000 or 9.30% when compared to net income of $344,000 or $0.12 per common share (basic) for the three months ended December 31, 2010.  For the nine months ended December 31, 2011, net income available to common shareholders increased $158,000 or 18.02% to $1.04 million or $0.35 per common share (basic) compared to $877,000 or $0.34 per common share (basic) for the nine months ended December 31, 2010.

The increases in earnings for the three and the nine month periods are primarily a result of an increase in other income and a decrease in other expenses. These factors were offset slightly by a decrease in net interest income.

Non-interest income for the nine months ended December 31, 2011 was $5.33 million, an increase of $107,000 or 2.05% compared to $5.22 million for the same period in the prior year. For the current quarter non-interest income was $2.56 million, an increase of $783,000 or 43.99% compared to $1.78 million for the same quarter in 2010. The increase in both periods was primarily the result of increases in the gain on sale of investments.

The Company made significant progress in recent quarters to reduce its non-interest expense through the implementation of several cost savings strategies. As a result, for the nine months ended December 31, 3011, non-interest expense decreased $1.69 million or 9.76% to $15.59 million, compared to $17.28 million for the same period in 2010. For the quarter ended December 31, 2011, non-interest expense decreased $639,000 or 10.88% to $5.24 million compared to $5.87 million in 2010.

Also during fiscal 2011, the Company was able to reduce the annual cumulative dividend rate paid on preferred stock through its participation in the Community Development Capital Initiative (“CDCI”). The annual cumulative dividend rate of 5% paid on the Series A preferred stock issued to the U.S. Treasury through the Capital Purchase Program in 2008 was reduced to an annual cumulative dividend rate of 2% paid on the Series B preferred stock issued to the U.S. Treasury through its participation in the CDCI program. As a result of this exchange, preferred stock dividends and the related accretion of preferred stock to redemption value decreased $245,000 or 42.61% to $330,000 for the nine month period ended December 31, 2011. For the quarter ended December 31, 2011 the preferred stock dividend was $110,000, unchanged from the same period in 2010.

The net interest margin increased two basis points to 3.12% for the nine months ended December 31, 2011 compared to 3.10% for the comparable period in the previous year. Despite an increase in margin, the significant decrease in the volume of interest bearing assets, particularly loans, resulted in a decrease in net interest income. Net interest income decreased $317,000 or 1.56% to $20.00 million for the nine months ended December 31, 2011, compared to $20.31 million for the nine months ended December 31, 2010. For the quarter ended December 31, 2011, net interest margin decreased two basis points to 3.07% from 3.09% for the same quarter in 2010.  Net interest income decreased $185,000 or 2.77% to $6.49 million for the three months ended December 31, 2011, compared to $6.68 million for the three months ended December 31, 2010.

Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $6.75 million to $33.69 million at December 31, 2011 from $26.95 million at March 31, 2011. Management continues to be cautious about current market conditions and as a result added an additional $6.70 million to the allowance for loan losses through its provision, an increase of $750,000 compared to a provision for loan losses of $5.95 million for the nine month period ended December 31, 2010.  For the quarter ended December 31, 2011, an additional $2.10 million was added to the allowance through the provision for loan losses, an increase of $200,000 compared to $1.9 million for the same quarter in 2010. The allowance for loan losses represented 3.14% of total loans held for investment at December 31, 2011 and 2.54% of total loans held for investment at March 31, 2011.

Total assets at December 31, 2011 were $916.59 million compared to $933.54 million at March 31, 2011, a decrease of $16.96 million or 1.82% for the nine-month period. Net loans receivable decreased $38.67 million or 7.98% to $445.80 million at December 31, 2011 from $484.47 million at March 31, 2011.  Total deposits decreased $626,000 or 0.09% to $689.73 million at December 31, 2011 compared to $690.36 million at March 31, 2011.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $18.96 million or 11.81% to $141.61 million at December 31, 2011 from $160.57 million at March 31, 2011.

As previously announced, on December 28, 2011, Security Federal Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. In connection with the Bank’s charter conversion, Security Federal Corporation reorganized as a bank holding company. As a result of this transaction, the Company recognized an additional $625,000 in income tax expense during the quarter, a one time charge which resulted from a portion of the Company’s deferred tax asset that became unrealizable. Going forward as a result of the charter conversion, the Company will be subject to a lower state income tax rate as a commercial bank and therefore expects to experience lower income tax expense in future periods.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in our primary market area; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Company, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Total interest income	$9,467	$10,559	$29,577	$32,941

Total interest expense	2,974	3,881	9,583	12,630

Net interest income	6,493	6,678	19,994	20,311

Provision for loan losses	2,100	1,900	6,700	5,950

Net interest income after
provision for loan losses	4,393	4,778	13,294	14,361

Non-interest income	2,563	1,780	5,327	5,220

Non-interest expense	5,235	5,874	15,592	17,279

Income before income taxes	1,721	684	3,029	2,302

Provision for income taxes	1,235	230	1,664	850

Net income	$486	$454	$1,365	$1,452

Preferred stock dividends & accretion
of preferred stock to redemption value	110	110	330	575

Net income available to common
Shareholders	$376	$344	$1,035	$877

Earnings per common share (basic)	$0.13	$0.12	$0.35	$0.34

	BALANCE SHEET HIGHLIGHTS

	December 31, 2011	March 31, 2011%

Total assets	$916,587	$933,544	-1.82%

Cash and cash equivalents	7,798	7,836	-0.48%

Total loans receivable, net	445,799	484,471	-7.98%

Investment and mortgage-backed securities	398,394	372,418	6.97%

Deposits	689,731	690,357	-0.09%

Borrowings	141,608	160,571	-11.81%

Shareholders' equity	80,562	76,012	5.99%

Book value per share	$19.76	$18.21	8.51%

Total risk based capital ratio (1)	18.03%	16.61%	8.67%

Non performing assets	33,694	26,947	25.04%

Non performing assets to total assets	3.68%	2.89%	27.34%

Allowance as a percentage of gross loans	3.14%	2.54%	23.62%

(1)- This ratio is calculated using Bank only information and not consolidated information